Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Fourth Quarter Financial Results

McKINNEY, Texas, January 29, 2018 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $19.2 million, or $0.68 per diluted share, for the quarter ended December 31, 2017 compared to $14.8 million, or $0.79 per diluted share, for the quarter ended December 31, 2016 and $23.5 million, or $0.84 per diluted share, for the quarter ended September 30, 2017.

For the year ended December 31, 2017, the Company reported net income of $76.5 million, or $2.97 per diluted share, compared to $53.5 million, or $2.88 per diluted share, for the year ended December 31, 2016.

Fourth quarter and year end 2017 net income and earnings per share were negatively impacted by a $5.5 million charge to remeasure deferred taxes as a result of the enactment of the Tax Cuts and Jobs Act. The effect on diluted earnings per share for fourth quarter and year end 2017 is $0.20 and $0.22, respectively.

Highlights

•	Solid earnings with increases across major income related metrics

◦	Adjusted (non-GAAP) net income was $25.3 million, or $0.90 per diluted share, compared to $24.8 million, or $0.89 per diluted share, for third quarter 2017

◦	Adjusted (non-GAAP) return on average assets increased to 1.15%, from third quarter 2017 of 1.13%

◦	Improved adjusted (non-GAAP) efficiency ratio of 50.1%, compared to 51.2% for third quarter 2017

•	Organic loan growth of 11.6% for the quarter (annualized) and 12.2% since year end 2016

•	Announced acquisition of Integrity Bancshares, Inc. and its subsidiary, Integrity Bank, that is projected to be accretive to earnings per share with minimal dilution to tangible book value

•	Completed a primary/secondary equity offering, raising $26.8 million (net of offering costs) and a $30 million subordinated debt offering, which enhanced the Company's capital position

•	Sharpened footprint and focus on Colorado Front Range with the successful sale of nine Colorado branches transferring approximately $99 million in loans and $160 million in deposits

“2017 was a productive year for our Company,” said Independent Bank Group Chairman and CEO David R. Brooks. “We reported another year of record earnings driven by solid organic loan growth and growth through the strategic Carlile acquisition, maintained excellent asset quality metrics, and continued our focus on improving overall efficiency. These operating results enhanced shareholder value in 2017, increasing tangible book value, and resulting in a solid adjusted return on tangible equity and the payment of a significant dividend.” Brooks continued, “We were pleased to announce the Integrity acquisition and the completion of the related equity and debt offerings which are important building blocks for the next steps in our Company’s continued growth. We believe that all of these accomplishments position us for a successful 2018.”

Fourth Quarter 2017 Operating Results

Net Interest Income

•
Net interest income was $75.3 million for fourth quarter 2017 compared to $46.5 million for fourth quarter 2016 and $72.9 million for third quarter 2017. The increase in net interest income from the previous year was due to increased average earning asset balances resulting primarily from the acquisition of Carlile, as well as organic growth for the year. The net increase from the linked quarter is primarily a result of increased acquired loan accretion and organic loan growth.

•
The average balance of total interest-earning assets grew by $2.4 billion and totaled $7.5 billion at December 31, 2017 compared to $5.2 billion at December 31, 2016 and was unchanged compared to September 30, 2017 despite the sale of nine Colorado branches. The increase from prior year is due primarily to $1.8 billion in average earning assets acquired in the Carlile transaction as well as organic growth.

•
The yield on interest-earning assets was 4.61% for fourth quarter 2017 compared to 4.16% for fourth quarter 2016 and 4.47% for third quarter 2017. The increase from the prior year is due primarily to loans and taxable securities acquired in the Carlile transaction, which had higher effective interest rates as well as higher interest rates on interest-bearing deposits which are tied to the Fed Funds rate. The increase from the linked quarter is primarily due to a higher loan yield which was the result of an increase of $1.6 million in acquired loan accretion, in addition to higher interest rates on nontaxable securities and interest-bearing deposits.

•
The cost of interest bearing liabilities, including borrowings, was 0.89% for fourth quarter 2017 compared to 0.75% for fourth quarter 2016 and 0.84% for third quarter 2017. The increase from the prior year and linked quarter is primarily due to higher rates offered on public fund certificates of deposit and money market accounts due to competition in our markets but also due in part to increased interest rates on deposit products tied to Fed Funds rates and short-term FHLB advances.

•
The net interest margin was 3.97% for fourth quarter 2017 compared to 3.59% for fourth quarter 2016 and 3.85% for third quarter 2017. The adjusted (non-GAAP) net interest margin, which excludes purchased loan accretion, was 3.84% for fourth quarter 2017 compared to 3.58% for fourth quarter 2016 and 3.80% for third quarter 2017. The increase in the net interest margin from the prior year is primarily due to the higher yielding asset mix acquired in the Carlile transaction and the three increases in the Fed Funds target rate since fourth quarter 2016. The increase from the linked quarter is primarily related to higher loan accretion income and improved yields in the investment portfolio.

Noninterest Income

•	Total noninterest income increased $8.4 million compared to fourth quarter 2016 and $1.4 million compared to third quarter 2017.

•
The increase from the prior year primarily reflects increases of $1.7 million in service charges, $1.7 million in mortgage income, $1.0 million in gain on sale of repossessed assets and $3.0 million in gain on sale of branches. The overall increase from prior year reflects the acquisition of Carlile. The gain on sale of branches was recognized upon the sale of nine Colorado branches during fourth quarter 2017.

•
The increase from the linked quarter reflects an increase of $4.0 million in gains mentioned above offset by a decrease of $351 thousand in gain on sale of loans, $871 thousand in retail mortgage income and $1.4 million in other noninterest income. Mortgage warehouse purchase loan fee income of $266 thousand was included in mortgage income for the period ended September 30, 2017 and has been reclassified to other noninterest income. That compares to mortgage warehouse purchase fee income of $515 thousand for the fourth quarter 2017. The decrease in other noninterest income is due to $928 thousand less in acquired loan recoveries compared to third quarter 2017.

Noninterest Expense

•	Total noninterest expense increased $22.2 million compared to fourth quarter 2016 and increased $1.6 million compared to third quarter 2017.

•
The increase in noninterest expense compared to fourth quarter 2016 is due primarily to increases of $11.0 million in salaries and benefits, $1.7 million in occupancy expenses, $971 thousand in data processing, $3.9 million in acquisition-related expenses and $2.5 million in other noninterest expenses. The increase from prior year is reflective of additional headcount, branch locations and accounts acquired in the Carlile transaction, which closed on April 1, 2017. The increase includes acquisition expenses for professional and contract termination fees incurred relating to the acquisition, conversion expenses related to the integration of Carlile's core systems, and expenses resulting from restructuring the acquired branch system.

•
The increase from the linked quarter is primarily related to an increase of $2.2 million in acquisition-related expenses offset by a decrease of $700 thousand in occupancy expense. The increase in acquisition expense is primarily related to the branch restructuring as well as severance and retention paid to former Carlile employees.

Provision for Loan Losses

•
Provision for loan loss was $1.9 million for the fourth quarter 2017, a decrease of $300 thousand compared to $2.2 million for the fourth quarter 2016 and consistent with $1.9 million for the third quarter 2017. Provision expense is primarily reflective of organic loan growth during the respective period. The decrease from prior year primarily reflects the improved credit quality of our energy portfolio.

•
The allowance for loan losses was $39.4 million, or 0.62% of total loans, at December 31, 2017, compared to $31.6 million, or 0.69% of total loans at December 31, 2016, and compared to $37.8 million, or 0.61% of total loans, at September 30, 2017. The dollar increases from prior periods are primarily due to additional general reserves for organic loan growth. The decrease in the allowance for loan losses as a percentage of loans from prior year reflects that loans acquired in the Carlile transaction were recorded at fair value without an allowance at acquisition date.

Income Taxes

•
Federal income tax expense of $18.2 million was recorded for the quarter ended December 31, 2017, an effective rate of 48.7% compared to tax expense of $7.4 million and an effective rate of 33.4% for the quarter ended December 31, 2016 and tax expense of $11.7 million and an effective rate of 33.2% for the quarter ended September 30, 2017. The higher tax rate in the fourth quarter 2017 was primarily due to the $5.5 million charge to remeasure deferred taxes resulting from the Tax Cuts and Jobs Act.

Fourth Quarter 2017 Balance Sheet Highlights:

Loans

•
Total loans held for investment, net of mortgage warehouse purchase loans, were $6.3 billion at December 31, 2017 compared to $6.2 billion at September 30, 2017 and $4.6 billion at December 31, 2016. The $83.2 million change for the quarter represents organic growth of total loans held for investment of $182.1 million for the quarter, or 11.6% on an annualized basis and the disposal of $98.9 million in loans sold with the Colorado branches at the beginning of fourth quarter 2017. Loans held for investment grew $1.7 billion from December 31, 2016, or 38.0%, of which $1.4 billion was loans held for investment acquired in the Carlile acquisition and $557.4 million was organic growth, or 12.2%, for the year.

•	Total mortgage warehouse purchase loans were $164.7 million at December 31, 2017 compared to $138.6 million at September 30, 2017, representing growth of $26.1 million, for the quarter, or 18.9%.

•
Commercial real estate (CRE) loans were $3.4 billion at December 31, 2017 compared to $3.3 billion at September 30, 2017 and$2.5 billion at December 31, 2016, or 51.7%, 50.9% and 53.7% of total loans, respectively.

Asset Quality

•
Total nonperforming assets decreased to $22.7 million, or 0.26% of total assets at December 31, 2017 from $25.0 million, or 0.28% of total assets at September 30, 2017, and increased from $19.8 million, or 0.34% of total assets at December 31, 2016.

•
Total nonperforming loans increased to $15.4 million, or 0.24% of total loans at December 31, 2017 from $14.7 million, or 0.24% of total loans at September 30, 2017, and decreased from $17.8 million, or 0.39% of total loans at December 31, 2016.

•
The net decrease in the dollar amount of nonperforming assets from the linked quarter is primarily due to $3.0 million of other real estate dispositions and a $1.3 million paydown on a residential real estate nonaccrual loan, offset by the addition of a $2.1 million nonaccrual commercial loan.

•
The increase in the dollar amount of nonperforming assets from the prior year is primarily due to additions in other real estate owned totaling $11.2 million related to the Carlile acquisition as well as nonaccrual additions totaling $4.7 million during the year including the above mentioned loan placed on nonaccrual in fourth quarter 2017 offset by other real estate owned dispositions totaling $7.8 million as well as $5.8 million of nonaccrual payoffs during the year. The decrease in nonperforming loans from the prior year is primarily due to the aforementioned nonaccrual additions and payoffs during the year as well as the removal of a $1.0 million single-family interim construction loan from nonaccrual status due to repossession of collateral.

•	Charge-offs were 0.02% annualized in the fourth quarter 2017 compared to less than 0.01% annualized in the linked quarter and 0.02% annualized in the prior year quarter.

Deposits and Borrowings

•
Total deposits were $6.6 billion at December 31, 2017 compared to $6.9 billion at September 30, 2017 and compared to $4.6 billion at December 31, 2016. The increase from the prior year is primarily due to $1.8 billion in deposit accounts acquired in the Carlile transaction in addition to organic growth. The decrease in deposits from the linked quarter is primarily related to the sale of Colorado branches during fourth quarter 2017 as well as run off in public fund deposits.

•
Total borrowings (other than junior subordinated debentures) were $667.6 million at December 31, 2017, a decrease of $16 million from September 30, 2017 and an increase of $100 million from December 31, 2016. The change in the linked quarter reflects a reclassification of $15 million in repurchase agreements to deposits during the quarter in addition to normal paydowns of FHLB advances, offset by the issuance of $29.3 million, net of issuance costs, of 5.0% fixed and floating rate subordinated debentures issued in fourth quarter 2017. The change in the prior year is due to the aforementioned issuance of subordinated debentures and the use of short term FHLB advances as needed for liquidity.

Capital

•
In November 2017, the Company completed a primary/secondary equity offering, raising approximately $26.8 million, net of offering costs, in new equity capital and facilitating the sale of a significant number of shares of Company common stock by private equity firms with large holdings, as well as a subordinated debt offering, raising approximately $29.3 million, net of offering costs, in new Tier 2 capital. The additional capital had a positive effect on capital ratios, including an increase in our tangible common equity to tangible assets ratio (non-GAAP) to 8.37% as of December 31, 2017, up from 7.62% at September 30, 2017 and 7.17% at December 31, 2016.

•
Book value and tangible value per common share (non-GAAP) also increased to $47.28 and $23.76, respectively, at December 31, 2017 compared to $35.63 and $21.19, respectively, at December 31, 2016 due to the retention of earnings, the additional capital from the Carlile acquisition in second quarter and the issuance of common stock in fourth quarter.

•
Independent Bank Group is well capitalized under regulatory guidelines. At December 31, 2017, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.61%, 8.90%, 10.04% and 12.55%, respectively.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2017 on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2017 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston, Texas and the Colorado Front Range areas.

Conference Call

A conference call covering Independent Bank Group’s third quarter earnings announcement will be held on Tuesday, January 30, 2018 at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 1591029. The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from January 30, 2018 through February 6, 2018 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended December 31, 2017 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect our future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) The Company’s ability to sustain its current internal growth rate and total growth rate; (2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (6) changes in asset quality, including increases in default rates and loans and higher levels of nonperforming loans and loan charge-offs; (7) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (8) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; (9) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable loan losses and other estimates; (10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that the Company currently has; (11) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; (13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (17) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; (18) the occurrence of market conditions adversely affecting the financial industry generally; (19) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, specifically the Dodd-Frank Act stress testing requirements as the Company approaches $10 billion in total assets, and changes in federal government policies; (20) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (21) governmental monetary and fiscal policies; (22) changes in the scope and cost of FDIC insurance and other coverage; (23) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (24) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (25) the Company’s revenues after previous or future acquisitions are less than expected; (26) the liquidity of, and changes in the amounts and sources of liquidity available to, us, before and after the acquisition of any financial institutions that the Company acquires; (27) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (28) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (29) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (30) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (31) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (32) technology-related changes are harder to make or are more expensive than expected; (33) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (34) the potential impact of technology and “FinTech” entities on the banking industry generally, and (35) our success at managing the risks involved in the foregoing items; and (36) the other factors that are described in the Company’s Annual Report on Form 10-K filed on March 8, 2017, under the heading “Risk Factors,” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income”, "adjusted earnings", “tangible book value”, “tangible book value per common share”, “adjusted efficiency ratio”, “tangible common equity to tangible assets”, “adjusted net interest margin”, "return on tangible equity," “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non- GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Peggy Smolen Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Selected Income Statement Data
Interest income	$87,420	$84,672	$79,883	$55,939	$53,904
Interest expense	12,166	11,815	10,383	8,072	7,378
Net interest income	75,254	72,857	69,500	47,867	46,526
Provision for loan losses	1,897	1,873	2,472	2,023	2,197
Net interest income after provision for loan losses	73,357	70,984	67,028	45,844	44,329
Noninterest income	13,579	12,130	10,995	4,583	5,224
Noninterest expense	49,553	47,904	51,328	28,028	27,361
Income tax expense	18,190	11,696	8,561	6,728	7,417
Net income	19,193	23,514	18,134	15,671	14,775
Adjusted net income(1)	25,313	24,829	22,746	15,990	15,541

Per Share Data (Common Stock)
Earnings:
Basic	$0.69	$0.85	$0.65	$0.83	$0.79
Diluted	0.68	0.84	0.65	0.82	0.79
Adjusted earnings:
Basic (1)	0.91	0.89	0.82	0.85	0.83
Diluted (1)	0.90	0.89	0.82	0.84	0.83
Dividends	0.10	0.10	0.10	0.10	0.10
Book value	47.28	46.09	45.33	36.38	35.63
Tangible book value (1)	23.76	22.57	21.71	22.01	21.19
Common shares outstanding	28,254,893	27,804,877	27,790,144	18,925,182	18,870,312
Weighted average basic shares outstanding (3)	27,933,201	27,797,779	27,782,584	18,908,679	18,613,975
Weighted average diluted shares outstanding (3)	28,041,371	27,901,579	27,887,485	19,015,810	18,716,614

Selected Period End Balance Sheet Data
Total assets	$8,684,463	$8,891,114	$8,593,979	$6,022,614	$5,852,801
Cash and cash equivalents	431,102	763,017	579,900	515,123	505,027
Securities available for sale	763,002	747,147	754,139	350,409	316,435
Loans, held for sale	39,202	25,854	25,218	5,081	9,795
Loans, held for investment, excluding mortgage warehouse purchase loans	6,309,549	6,226,343	6,119,305	4,702,511	4,572,771
Mortgage warehouse purchase loans	164,694	138,561	120,217	—	—
Allowance for loan losses	39,402	37,770	35,881	33,431	31,591
Goodwill and core deposit intangible	664,702	653,899	656,255	272,004	272,496
Other real estate owned	7,126	10,189	11,476	2,896	1,972
Noninterest-bearing deposits	1,907,770	1,939,342	1,885,138	1,126,113	1,117,927
Interest-bearing deposits	4,725,052	4,933,289	4,784,150	3,596,090	3,459,182
Borrowings (other than junior subordinated debentures)	667,578	683,492	584,349	568,115	568,045
Junior subordinated debentures	27,654	27,604	27,555	18,147	18,147
Total stockholders' equity	1,336,018	1,281,460	1,259,592	688,469	672,365

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Selected Performance Metrics
Return on average assets	0.87%	1.07%	0.86%	1.08%	1.03%
Return on average equity	5.79	7.33	5.85	9.33	8.93
Return on tangible equity (4)	11.72	15.12	12.47	15.53	15.24
Adjusted return on average assets (1)	1.15	1.13	1.08	1.10	1.08
Adjusted return on average equity (1)	7.64	7.74	7.34	9.52	9.39
Adjusted return on tangible equity (1) (4)	15.46	15.96	15.64	15.85	16.03
Net interest margin	3.97	3.85	3.81	3.67	3.59
Adjusted net interest margin (2)	3.84	3.80	3.78	3.66	3.58
Efficiency ratio	54.29	54.71	62.01	52.50	51.92
Adjusted efficiency ratio (1)	50.06	51.19	53.15	51.51	49.65

Credit Quality Ratios
Nonperforming assets to total assets	0.26%	0.28%	0.30%	0.27%	0.34%
Nonperforming loans to total loans held for investment (5)	0.24	0.24	0.24	0.28	0.39
Nonperforming assets to total loans held for investment and other real estate (5)	0.36	0.40	0.43	0.35	0.43
Allowance for loan losses to non-performing loans	255.62	257.76	247.59	250.57	177.06
Allowance for loan losses to total loans held for investment (5)	0.62	0.61	0.59	0.71	0.69
Net charge-offs to average loans outstanding (annualized)	0.02	—	—	0.02	0.02

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets	9.61%	9.17%	9.03%	8.28%	8.20%
Estimated tier 1 capital to average assets	8.90	8.30	8.23	7.84	7.82
Estimated tier 1 capital to risk-weighted assets	10.04	9.60	9.46	8.63	8.55
Estimated total capital to risk-weighted assets	12.55	11.72	11.60	11.44	11.38
Total stockholders' equity to total assets	15.38	14.41	14.66	11.43	11.49
Tangible common equity to tangible assets (1)	8.37	7.62	7.60	7.24	7.17

(1) Non-GAAP financial measures. See reconciliation.
(2) Non-GAAP financial measure. Excludes income recognized on acquired loans of $2,463, $905, $572, $123 and $51, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net core deposit intangibles.
(5) Excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years Ended December 31, 2017 and 2016
(Unaudited)

	Years ended December 31,
	2017	2016
Per Share Data
Net income - basic	$2.98	$2.89
Net income - diluted	2.97	2.88
Cash dividends	0.40	0.34
Book value	47.28	35.63

Outstanding Shares
Period-end shares	28,254,893	18,870,312
Weighted average shares - basic	25,636,292	18,501,663
Weighted average shares - diluted	25,742,362	18,588,309

Selected Annual Ratios
Return on average assets	0.96%	0.98%
Return on average equity	6.71	8.42
Net interest margin	3.84	3.81

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months and Years Ended December 31, 2017 and 2016
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$82,094	$52,055	$290,357	$203,577
Interest on taxable securities	2,623	614	8,229	2,681
Interest on nontaxable securities	1,220	479	3,877	1,768
Interest on interest-bearing deposits and other	1,483	756	5,451	2,023
Total interest income	87,420	53,904	307,914	210,049
Interest expense:
Interest on deposits	8,475	4,452	28,518	16,075
Interest on FHLB advances	1,587	1,057	5,858	4,119
Interest on repurchase agreements and other borrowings	1,761	1,705	6,898	5,428
Interest on junior subordinated debentures	343	164	1,162	621
Total interest expense	12,166	7,378	42,436	26,243
Net interest income	75,254	46,526	265,478	183,806
Provision for loan losses	1,897	2,197	8,265	9,440
Net interest income after provision for loan losses	73,357	44,329	257,213	174,366
Noninterest income:
Service charges on deposit accounts	3,591	1,935	12,955	7,222
Mortgage banking revenue	3,432	1,719	13,755	7,038
Gain on sale of loans	—	—	351	—
Gain (loss) on sale of branches,	3,044	—	2,917	(43)
(Loss) gain on sale of other real estate,	(124)	—	(160)	57
Gain on sale of repossessed assets	1,000	—	1,010	—
Gain on sale of securities available for sale	72	—	124	4
(Loss) gain on sale of premises and equipment	(6)	—	(21)	32
Increase in cash surrender value of BOLI	789	411	2,748	1,348
Other	1,781	1,159	7,608	3,897
Total noninterest income	13,579	5,224	41,287	19,555
Noninterest expense:
Salaries and employee benefits	26,131	15,118	95,741	66,762
Occupancy	5,680	3,982	22,079	16,101
Data processing	2,148	1,177	8,597	4,752
FDIC assessment	1,155	1,171	4,311	3,889
Advertising and public relations	458	332	1,452	1,107
Communications	762	468	2,860	2,116
Net other real estate owned expenses (including taxes)	81	25	304	205
Other real estate impairment	375	—	1,412	106
Core deposit intangible amortization	1,328	492	4,639	1,964
Professional fees	1,352	858	4,564	3,212
Acquisition expense, including legal	4,651	785	12,898	1,517
Other	5,432	2,953	17,956	12,059
Total noninterest expense	49,553	27,361	176,813	113,790
Income before taxes	37,383	22,192	121,687	80,131
Income tax expense	18,190	7,417	45,175	26,591
Net income	$19,193	$14,775	$76,512	$53,540

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2017 and December 31, 2016
(Dollars in thousands, except share information)
(Unaudited)

	December 31,	December 31,
Assets	2017	2016
Cash and due from banks	$187,574	$158,686
Interest-bearing deposits in other banks	243,528	336,341
Federal funds sold	—	10,000
Cash and cash equivalents	431,102	505,027
Certificates of deposit held in other banks	12,985	2,707
Securities available for sale, at fair value	763,002	316,435
Loans held for sale	39,202	9,795
Loans, net	6,432,273	4,539,063
Premises and equipment, net	147,835	89,898
Other real estate owned	7,126	1,972
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	29,184	26,536
Bank-owned life insurance (BOLI)	113,170	57,209
Deferred tax asset	9,763	9,631
Goodwill	621,458	258,319
Core deposit intangible, net	43,244	14,177
Other assets	34,119	22,032
Total assets	$8,684,463	$5,852,801

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$1,907,770	$1,117,927
Interest-bearing	4,725,052	3,459,182
Total deposits	6,632,822	4,577,109
FHLB advances	530,667	460,746
Other borrowings	136,911	107,299
Junior subordinated debentures	27,654	18,147
Other liabilities	20,391	17,135
Total liabilities	7,348,445	5,180,436
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	283	189
Additional paid-in capital	1,151,990	555,325
Retained earnings	184,232	117,951
Accumulated other comprehensive loss	(487)	(1,100)
Total stockholders’ equity	1,336,018	672,365
Total liabilities and stockholders’ equity	$8,684,463	$5,852,801

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended December 31, 2017 and 2016
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Three Months Ended December 31,
	2017			2016
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$6,378,422	$82,094	5.11%	$4,423,306	$52,055	4.68%
Taxable securities	567,394	2,623	1.83	227,053	614	1.08
Nontaxable securities	195,526	1,220	2.48	75,613	479	2.52
Interest-bearing deposits and other	379,251	1,483	1.55	428,772	756	0.70
Total interest-earning assets	7,520,593	$87,420	4.61	5,154,744	$53,904	4.16
Noninterest-earning assets	1,182,004			574,416
Total assets	$8,702,597			$5,729,160
Interest-bearing liabilities:
Checking accounts	$2,986,348	$4,477	0.59%	$1,889,725	$2,081	0.44%
Savings accounts	286,462	113	0.16	153,630	64	0.17
Money market accounts	587,987	1,717	1.16	416,653	526	0.50
Certificates of deposit	933,779	2,168	0.92	870,489	1,781	0.81
Total deposits	4,794,576	8,475	0.70	3,330,497	4,452	0.53
FHLB advances	472,359	1,587	1.33	468,579	1,057	0.90
Other borrowings and repurchase agreements	113,694	1,761	6.15	107,267	1,705	6.32
Junior subordinated debentures	27,637	343	4.92	18,147	164	3.60
Total interest-bearing liabilities	5,408,266	12,166	0.89	3,924,490	7,378	0.75
Noninterest-bearing checking accounts	1,950,246			1,127,379
Noninterest-bearing liabilities	29,130			18,922
Stockholders’ equity	1,314,955			658,369
Total liabilities and equity	$8,702,597			$5,729,160
Net interest income		$75,254			$46,526
Interest rate spread			3.72%			3.41%
Net interest margin			3.97			3.59
Average interest earning assets to interest bearing liabilities			139.06			131.35

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
For The Years Ended December 31, 2017 and 2016
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Years Ended December 31,
	2017			2016
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$5,871,990	$290,357	4.94%	$4,234,368	$203,577	4.81%
Taxable securities	481,323	8,229	1.71	221,905	2,681	1.21
Nontaxable securities	157,086	3,877	2.47	74,227	1,768	2.38
Federal funds sold and other	409,976	5,451	1.33	290,316	2,023	0.70
Total interest-earning assets	6,920,375	$307,914	4.45	4,820,816	$210,049	4.36
Noninterest-earning assets	1,046,046			648,726
Total assets	$7,966,421			$5,469,542
Interest-bearing liabilities:
Checking accounts	$2,630,477	$13,305	0.51%	$1,761,509	$7,770	0.44%
Savings accounts	263,381	380	0.14	150,223	260	0.17
Money market accounts	605,064	6,168	1.02	429,647	1,911	0.44
Certificates of deposit	1,002,753	8,665	0.86	830,964	6,134	0.74
Total deposits	4,501,675	28,518	0.63	3,172,343	16,075	0.51
FHLB advances	483,923	5,858	1.21	465,010	4,119	0.89
Other borrowings and repurchase agreements	117,162	6,898	5.89	87,943	5,428	6.17
Junior subordinated debentures	25,252	1,162	4.60	18,147	621	3.42
Total interest-bearing liabilities	5,128,012	42,436	0.83	3,743,443	26,243	0.70
Noninterest-bearing checking accounts	1,671,872			1,076,340
Noninterest-bearing liabilities	26,964			13,895
Stockholders’ equity	1,139,573			635,864
Total liabilities and equity	$7,966,421			$5,469,542
Net interest income		$265,478			$183,806
Interest rate spread			3.62%			3.66%
Net interest margin			3.84			3.81
Average interest earning assets to interest bearing liabilities			134.95			128.78

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2017 and December 31, 2016
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	December 31, 2017		December 31, 2016
	Amount	% of Total	Amount	% of Total
Commercial (1)	$1,059,984	16.3%	$630,805	13.7%
Real estate:
Commercial real estate	3,369,892	51.7	2,459,221	53.7
Commercial construction, land and land development	744,868	11.5	531,481	11.6
Residential real estate (2)	931,495	14.3	644,340	14.1
Single-family interim construction	289,680	4.4	235,475	5.1
Agricultural	82,583	1.3	53,548	1.2
Consumer	34,639	0.5	27,530	0.6
Other	304	—	166	—
Total loans	6,513,445	100.0%	4,582,566	100.0%
Deferred loan fees	(2,568)		(2,117)
Allowance for losses	(39,402)		(31,591)
Total loans, net	$6,471,475		$4,548,858
(1) Includes mortgage warehouse purchase loans of $164,694 at December 31, 2017.
(2) Includes loans held for sale at December 31, 2017 and December 31, 2016 of $39,202 and $9,795, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$75,254	$72,857	$69,500	$47,867	$46,526
Income recognized on acquired loans		(2,463)	(905)	(572)	(123)	(51)
Adjusted Net Interest Income	(b)	72,791	71,952	68,928	47,744	46,475
Provision Expense - Reported	(c)	1,897	1,873	2,472	2,023	2,197
Noninterest Income - Reported	(d)	13,579	12,130	10,995	4,583	5,224
Gain on sale of loans		—	(338)	(13)	—	—
(Gain) loss on sale of branch		(3,044)	127	—	—	—
(Gain) loss on sale of OREO and repossessed assets		(876)	—	26	—	—
Gain on sale of securities		(72)	—	(52)	—	—
Loss (gain) on sale of premises and equipment		6	21	(1)	(5)	—
Recoveries on loans charged off prior to acquisition		(65)	(994)	(123)	—	—
Adjusted Noninterest Income	(e)	9,528	10,946	10,832	4,578	5,224
Noninterest Expense - Reported	(f)	49,553	47,904	51,328	28,028	27,361
OREO Impairment		(375)	(917)	(120)	—	—
IPO related stock grant		(128)	(128)	(127)	(125)	(127)
Acquisition Expense (4)		(6,509)	(3,013)	(7,278)	(459)	(1,075)
Adjusted Noninterest Expense	(g)	42,541	43,846	43,803	27,444	26,159
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$25,313	$24,829	$22,746	$15,990	$15,541

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.15%	1.13%	1.08%	1.10%	1.08%
Adjusted Return on Average Equity (2)		7.64%	7.74%	7.34%	9.52%	9.39%
Adjusted Return on Tangible Equity (2)		15.46%	15.96%	15.64%	15.85%	16.03%
Total Average Assets		$8,702,597	$8,726,847	$8,478,360	$5,880,473	$5,729,160
Total Average Stockholders' Equity		$1,314,955	$1,271,950	$1,243,331	$681,434	$658,369
Total Average Tangible Stockholders' Equity (3)		$649,541	$617,115	$583,303	$409,191	$385,635

EFFICIENCY RATIO
Amortization of core deposit intangibles	(h)	$1,328	$1,409	$1,410	$492	$492
Reported Efficiency Ratio	(f - h) / (a + d)	54.29%	54.71%	62.01%	52.50%	51.92%
Adjusted Efficiency Ratio	(g - h) / (b + e)	50.06%	51.19%	53.15%	51.51%	49.65%

(1)  Excludes $5,528 thousand charge to remeasure deferred taxes as a result of the enactment of the Tax Cuts and Jobs Act and $259 thousand of one-time nondeductible tax expense and assumes the resulting normalized effective tax rate of 33.2% for the quarter ended December 31, 2017. Assumes an actual effective tax rate of 33.2%, 32.1%, 30.0% and 33.4% for the quarters ended September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

(2) Calculated using adjusted net income
(3) Excludes average balance of goodwill and net core deposit intangibles.
(4) Acquisition expenses include $1,858 thousand, $585 thousand, $1,605 thousand, $313 thousand and $290 thousand, of compensation and bonus expenses in addition to $4,651 thousand, $2,428 thousand, $5,673 thousand, $146 thousand and $785 thousand of merger-related expenses for the quarters ended December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2017 and December 31, 2016
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	December 31,	December 31,
	2017	2016
Tangible Common Equity
Total common stockholders' equity	$1,336,018	$672,365
Adjustments:
Goodwill	(621,458)	(258,319)
Core deposit intangibles, net	(43,244)	(14,177)
Tangible common equity	$671,316	$399,869

Tangible Assets
Total assets	$8,684,463	$5,852,801
Adjustments:
Goodwill	$(621,458)	$(258,319)
Core deposit intangibles	$(43,244)	$(14,177)
Tangible assets	$8,019,761	$5,580,305
Common shares outstanding	28,254,893	18,870,312
Tangible common equity to tangible assets	8.37%	7.17%
Book value per common share	$47.28	$35.63
Tangible book value per common share	23.76	21.19